Exhibit 99.1

RANCHO PALOS VERDES t: +1 424.327.2993 f: +1 424.327.2991 m: +1 213.379.0540

mike j. freni

ceo & chairman

Dear Shareholders:

As the Chief Executive of Powerstorm ESS, it is my pleasure to provide this update to highlight our recent corporate initiatives, as well as give you an overview of our plans for the upcoming year. We remain focused on our mission to supply electricity to those that need it most – the nearly 1.3 billion people in the world who live without power – as well as on driving revenues, profitability and shareholder value.

Management is focused on what we at Powerstorm term "Pathway to Profitability." The two key components of profitability are a) revenue – customer acquisition and sales while simultaneously focusing on b) bottom-line performance – profitability and operating efficiencies across all divisions of the corporate structure. Focusing on both initiatives early in the company’s life cycle provides for a well-rounded, scalable and sustainable business model.

We are pleased to report that we continue to make significant progress on this objective.

There are four parts to this initiative:

1. Improving our profitability

Revenue Growth:

•	The Company is actively seeking a Chief Commercial Officer that will lead the sales initiatives and the market rollout and adoption strategy.

•	Over the last 9 months the Company has built a large sales pipeline opportunity spanning across our target markets. The market intelligence we have obtained over the last year has confirmed our sales cycle to be approximately 9 to 12 months.

RECIPIENT September 9, 2015 page 2 of 4

•	As a result of our sales efforts, during the second quarter, the Company received its first order for a hybrid energy solution from a major integrator of telecommunications infrastructure in eastern Africa for an installation in Tanzania.

•	We continue to focus on generating additional orders by leveraging our strategic partnerships and other relationships, creating brand awareness, driving market adoption, and penetrating targeted geographic markets.

Expense Control:

•	We have streamlined our corporate functions and established an operationally efficient, cost effective business model.

2. Improving our Financial Position

Capital raise:

•	The Company plans to raise approximately $1.5 million in a “friends and family” financing round to fund: 1) the initial production of our zeroXess product; 2) install up to five pilots of our Modular Energy Storage Solution (MESS) product; 3) complete the design and implementation of our digital brain; 4) finalize our first patent filing and begin additional filings; and 5) complete certain product certification requirements.

•	We expect to complete the Private Placement Memorandum around September 9, 2015.

3. Governance and compliance:

•	We are in the process of reviewing and interviewing prospective independent Directors that will fulfill the NASDAQ independent Director and Audit Committee member criteria, as well as various committees needed.

•	We are improving our Corporate Governance and regulatory policies and procedures to be in compliance with NASDAQ regulations such as modifying and adopting mandatory charters, taking necessary steps to fulfill any charter requirements, and outlining the Cyber Security requirements and the various committees needed.

RECIPIENT September 9, 2015 page 3 of 4

4. Product Development:

•	Our Modular Energy Story Solution (MESS) is ready for commercial-scale production and the company is ready to accept orders and install units in our targeted markets.

•	Our zeroXess is expected to launch in the first half of 2016.

•	The Company’s patent-pending Digital Brain, our hardware/software solution, is under development and expected to be available as a feature in Powerstorm hybrid systems in Q1 2016.

As CEO, I strongly believe that our Company is well positioned to grow and thrive over the long-term by revolutionizing the way power is delivered, stored, and managed in emerging markets and disaster recovery zones. Management has a clear sense of direction, quality products, and an effective business model supported by our vibrant culture, solid business practices, and talented employees with the ability to execute. Further, Powerstorm’s commitment to both profitability and social responsibility should enable us to continue to attract the best and the brightest young talent as well as seasoned professionals. We recognize that there is still much work to be done. “The Pathway to Profitability,” with an emphasis on sales is an ongoing journey and we will continue to execute on our carefully drafted business plan.

To support our capital raising requirements needed to fund the growth initiatives that we currently have underway, investor outreach programs our new product development programs and our market penetration strategies,. We strongly believe that a national exchange listing will attract increased financial market awareness and promote liquidity for our publicly traded shares.

We remain fully committed to our Pathway to Profitability by aggressively penetrating our designated markets and continuing the disciplined practice of cost containment. We look forward to sharing our progress with you in the quarters and years to come.

RECIPIENT September 9, 2015 page 4 of 4

In summary, we believe that Powerstorm represents an attractive opportunity both from an investor perspective as well as from an economic and cultural development standpoint. As we continue to implement Powerstorm’s long-term business plan, we remain committed to driving revenues, earnings, and shareholder value.

Sincerely,

Mike Freni

CEO and Chairman